Exhibit 10.6.2

Silicon Valley Bank

Amendment to Loan and Security Agreement

Borrower:	DPAC Technologies Corp.

Dated as of: August 30, 2004

THIS AMENDMENT TO LOAN AND SECURITY AGREEMENT (“Amendment”) is entered into between SILICON VALLEY BANK (“Bank”) and the borrower named above (the “Borrower”).

Reference is made to the Loan and Security Agreement between them dated August 30, 2002, as amended from time to time (the “Loan Agreement”).  Capitalized terms used but not defined in this Amendment, shall have the meanings set forth in the Loan Agreement.

Borrower and Bank desire to modify the terms of the Loan Agreement and the parties agree to do so as follows:

1.                                      Revised Sections 2.1.1 and 2.12.  Sections 2.1.1 and 2.1.2 of the Loan Agreement are hereby amended to read as follows:

“2.1.1 Revolving Advances.

(a)                                  Bank will make Revolving Advances not exceeding:  (i) the lesser of the Committed Revolving Line or the Borrowing Base; minus (ii) the sum of (A) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and (B) all amounts utilized for Cash Management Services.  Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.  Revolving Advances that are made subject to the terms and provisions of this clause (a-2) are also referred to herein as the “Borrowing Base Advances.”

(b)                                 To obtain a Revolving Advance, Borrower must notify Bank by facsimile or telephone by 12:00 p.m. Pacific time on the Business Day the Revolving Advance is proposed to be made.  Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Form, in the form attached hereto as Exhibit B.  Bank will credit Revolving Advances to Borrower’s deposit account.  Bank may make Revolving Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if any such Revolving Advances are necessary to meet Obligations which have become due.  Bank may rely on any telephonic notice given by a person whom Bank believes is a Responsible Officer or such Person’s designee, and Borrower hereby indemnifies Bank for any loss Bank suffers due to any such reliance, other than that arising from the gross negligence or willful misconduct of Bank.  Further, prior to the making of the first Borrowing Base Advance, Borrower shall comply with the Collateral audit and other applicable requirements set forth in Section 6.2 hereof.

(c)                                  The Bank’s undertaking to extend credit accommodations under the Committed Revolving Line terminates on the Revolving Maturity Date, when all Revolving Advances and related Obligations are immediately due and payable.

2.1.2 Letters of Credit Sublimit.

Bank will issue or have issued letters of credit for Borrower’s account (individually referred as a “Letter of Credit” and collectively referred to herein as the “Letters of Credit”) not exceeding (i) the lesser of the Committed Revolving Line or the Borrowing Base, minus (ii) the outstanding principal balance of the Revolving Advances and minus (iii) the Cash Management Sublimit; however, the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) may not exceed $500,000.  Each Letter of Credit will have an expiry date of no later than 180 days after the Revolving Maturity Date, but Borrower’s reimbursement obligation will be secured by cash on terms acceptable to Bank at any time after the Revolving Maturity Date if the term of this Agreement is not extended by Bank.  Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. ”

2.                                      Revised Section 6.2(d).  Section 6.2(d) of the Loan Agreement is hereby amended to read as follows:

“(d) Bank has the right to audit Borrower’s Accounts and other Collateral (with results determined to be acceptable to Bank in accordance with the good faith business judgment of Bank) at Borrower’s expense, but the audits will be conducted no more often than once every 12 months unless an Event of Default has occurred and is continuing, provided that, in any event, such an audit (with results determined to be acceptable to Bank in accordance with the good faith business judgment of Bank) shall be conducted upon the earlier to occur of (i) the Borrower’s request for a Revolving Advance when first made; or (ii) the date that is six (6) months from the date hereof; and, in any event, any such first audit shall be promptly initiated and completed (with results satisfactory to Bank) prior to the making of any Borrowing Base Advance.

3.                                      Revised Section 6.7.  Section 6.7 of the Loan Agreement is hereby amended to read as follows:

“6.7  Financial Covenant.

Borrower will maintain at all times and tested as of the last day of each month a ratio of (A) Quick Assets to (B) Current Liabilities plus any other Obligations of Borrower owing to Bank to the extent they are not otherwise categorized as Current Liabilities of Borrower, of at least 1.25 to 1.00.”

4.                                      Revised Definitions.  It is hereby agreed that the defined terms of “Committed Revolving Line” and “Revolving Maturity Date” shall be deemed modified as follows:

“Committed Revolving Line” is an aggregate amount of advance availability hereunder of up to $2,000,000.

“Revolving Maturity Date” is December 3, 2004.

5.                                      Fee.  Borrower shall pay to Bank a facility fee in connection herewith in the amount of $1,875, which shall be in addition to interest and to all other amounts payable under the Loan Agreement, and which shall not be refundable.

6.                                      Conditions to Effectiveness.  The following shall be conditions precedent to the effectiveness of this Agreement:

6.1                                 Executed Counterparts.  Borrower shall deliver to Bank fully executed and authorized counterparts of this Amendment.

6.2                                 Payment of Fee.  Borrower shall pay to Bank the fee referred to in Section 6 above, if applicable.

7.                                      Representations True.  Borrower represents and warrants to Bank that all representations and warranties in the Loan Agreement, as amended hereby, are true and correct.

8.                                      General Provisions.  The amendments and modifications set forth in this Agreement shall be deemed effective as of the date hereof when all conditions to effectiveness have been satisfied, as Bank has determined.  This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Bank and the Borrower, and the other written documents and agreements between Bank and the Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof.  Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Bank and the Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.  This Agreement may be executed in any number of counterparts, which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Borrower:	Bank:

DPAC TECHNOLOGIES CORP.	SILICON VALLEY BANK

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